EXHIBIT 99.1

STOCK  PURCHASE  AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of May 27, 2008, by and among the Persons (as defined below) set forth on Schedule I attached hereto (each, a “Buyer” and together, the “Buyers”), the Persons set forth on Schedule II attached hereto (each, a “Seller” and together, the “Sellers”) and, solely for the purpose of ARTICLE 4, Critical Path, Inc., a California corporation (the “Company”).

WHEREAS, each Seller owns that number of shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”), set forth opposite such Seller’s name on Schedule II (all such shares collectively, the “Shares”); and

WHEREAS, the Sellers desire to sell the Shares to the Buyers, and each Buyer, severally but not jointly, desires to purchase that number of Shares set forth opposite such Buyer’s name on Schedule III, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.1       Purchase and Sale of Shares. Subject to the terms and conditions herein set forth, each Seller agrees to sell to each Buyer, and each Buyer, severally but not jointly, agrees to purchase from such Seller, on the Closing Date (as defined herein), that number of Shares set forth below such Seller’s name and opposite such Buyer’s name on Schedule III attached hereto, at a per share price of $0.102, for the aggregate purchase price (the “Purchase Price”) set forth below such Seller’s name and opposite such Buyer’s name on Schedule III.

1.2       Closing. The purchase and sale of the Shares shall take place at the closing (the “Closing”), to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP at 1285 Avenue of the Americas, New York, New York 10019 at 10:00 a.m. local time, on May 27, 2008, or at such other time and place as the Buyers and the Sellers may agree in writing (the “Closing Date”).

1.3       Deliveries.

(a)       At the Closing, each Buyer, severally but not jointly, shall pay or cause to be paid to each Seller, the Purchase Price set forth opposite such Buyer’s name and below such Seller’s name on Schedule III, by wire transfer in immediately available funds to an account designated by such Seller no later than four (4) business days prior to the Closing Date. The Sellers hereby instruct each Buyer to pay the Purchase Price as follows:

(i)        the aggregate amount of Purchase Price payable to David M. Seldin and MBCP Peerlogic LLC shall be paid to the account set forth below:

[bank information]

(ii)       the Purchase Price payable to the Estate of Erica Jesselson shall be paid to the account set forth below:

[bank information]

(iii)      the aggregate amount of Purchase Price payable to Michael G. Jesselson, Michael G. Jesselson 4/8/71 Trust, Michael G. Jesselson 12/18/80 Trust and Jays Twelve LLC shall be paid to the account set forth below:

[bank information]

Each Seller acknowledges and agrees that payment of the aggregate Purchase Price by each Buyer in accordance with the foregoing instructions shall fulfill and discharge such Buyer’s obligations under this Agreement in full and such Buyer shall have no duty or obligation whatsoever to verify the disbursement of appropriate amounts of Purchase Price from the foregoing accounts to each Seller.

(b)       At the Closing, each Seller shall deliver, or cause to be delivered, to the Buyers stock certificates representing all of the Shares held by such Seller, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, and with all appropriate stock transfer tax stamps affixed at the expense of such Seller.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller hereby severally represents and warrants to the Buyers as follows:

2.1       Existence and Power. Such Seller, if an entity, is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization. Such Seller has all requisite power and authority or legal capacity to execute, deliver and perform its or his obligations under this Agreement.

2.2       Title to the Shares. Such Seller is the legal, record and beneficial owner of the Shares set forth opposite its or his name on Schedule II, free and clear of all Liens and, upon delivery and payment for such Seller’s Shares at Closing, such Seller will convey to the Buyers good, valid and marketable title thereto, free and clear of all Liens. For the purposes of this Agreement, a “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, voting restriction (statutory or other), lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever. Except for the Shares set forth opposite such Seller’s name on Schedule II, such Seller has no legal, record or beneficial ownership over any securities of the Company.

2.3       Authorization; No Contravention. The execution, delivery and performance by such Seller of this Agreement and the performance of the obligations contemplated hereby (a) are within such Seller’s power and authority and have been duly authorized by all necessary action, (b) do not contravene the terms of such Seller’s organizational documents, if any, and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any contractual obligation, agreement or understanding (written or oral) of such Seller or any laws, regulations, orders or decrees applicable to such Seller.

2.4       Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Person in respect of any legal requirement or contractual obligation of such Seller, and no lapse of a waiting period under any legal requirement, is necessary or required in connection with the execution, delivery or performance by such Seller hereunder, the consummation of the transactions contemplated hereby or enforcement against such Seller of this Agreement. For the purposes of this Agreement, a “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

2.5       Binding Effect. This Agreement has been duly executed and delivered by such Seller, and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

2.6       Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with such Seller or any action taken by such Seller.

2.7       Litigation. There are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations pending or, to the knowledge of such Seller, threatened, at law, in equity, in arbitration or before any governmental authority against such Seller purporting to enjoin or restrain the execution, delivery or performance by such Seller of this Agreement.

2.8       Private Offering. No form of general solicitation or general advertising was used by such Seller or its or his representatives in connection with such Seller’s sale of its or his Shares and such sale is for such Seller’s own account. No registration of such Seller’s Shares, pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), or any state securities or “blue sky” laws, is required by the offer or sale of such Seller’s Shares to the Buyers.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF EACH BUYER

Each Buyer, severally but not jointly, hereby represents and warrants to each Seller as follows:

3.1       Power. Such Buyer has the requisite corporate, limited liability company or partnership power and authority to execute, deliver and perform its obligations under this Agreement.

3.2       Authorization; No Contravention. The execution, delivery and performance by such Buyer of this Agreement and the transactions contemplated hereby (a) are within such Buyer’s power and authority and have been duly authorized by all necessary corporate, limited liability company or limited partnership action, (b) do not contravene the terms of such Buyer’s organizational documents, if any, and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any contractual obligation, agreement or understanding (written or oral) of such Buyer or any laws, regulations, orders or decrees applicable to such Buyer.

3.3       Binding Effect. This Agreement has been duly executed and delivered by such Buyer and constitutes the legal, valid and binding obligations of such Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

3.4       Accredited Investor. Such Buyer is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

3.5       No Other Representations and Warranties. Other than the representations and warranties expressly set forth in this Article 3, none of the Buyers shall be deemed to have made any other representation or warranty to any Seller or the Sellers collectively in connection with this Agreement or the transactions contemplated hereby, and no other Person shall be deemed to have made any representation or warranty to any Seller or the Sellers collectively in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 4

GENERAL RELEASE

4.1       General Release. For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged and confirmed, and as a material inducement to each Buyer to enter into this Agreement and complete the transactions contemplated hereby, each Seller, on behalf of itself, its past, present and future heirs, executors, administrators, its predecessors and successors in interest, and their respective affiliates, subsidiaries, officers, directors, shareholders, partners, members, managers, investors, employees, agents and representatives (hereinafter individually and collectively referred to as the “Releasors”), hereby fully, forever, irrevocably and unconditionally releases, remises, absolves and forever discharges the Company, each Buyer, and their respective parent entities, subsidiaries, affiliates, predecessors and successors, and all of their respective past and/or present officers, directors, stockholders, partners, members, managers, investors, employees, agents and representatives, in their individual and/or representative capacities (hereinafter collectively referred to as the “Releasees”), from any and all manner of claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, dues, sums of money, costs, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, doings, omissions, executions, expenses (including, without limitation, attorneys’ fees and costs), affirmative defenses and other obligations or liabilities of every kind and nature which such Releasor ever had, now has or holds or has at any time heretofore owned or held, or hereafter can, shall or may have, for themselves or on behalf of any other Person, against the Releasees or any of them, whether or not now known, suspected or claimed, fixed or contingent, or expected or unexpected, for, upon, or by reason of any matter, course or thing whatsoever arising out of or relating to such Seller’s ownership of the Shares or any other securities of the Company (including, without limitation, the potential increase in value of such Shares at any time before or after the date hereof and any right to receive any amount of recovery received by the Company with respect to an action pending in the United States District Court for the Western District of Washington captioned Vanessa Simmonds v. Bank of America Corporation and J. P. Morgan Chase & Co.), such Seller’s capacity as a stockholder of the Company, the transactions contemplated by this Agreement, and any other agreements or transactions entered into by the Company and/or any Buyer relating to the Common Stock or other securities of the Company.

4.2       Waiver. To the extent applicable, each Releasor is aware of and understands the provisions of Section 1542 of the California Civil Code, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Releasor hereby waives the provisions of Section 1542 of the California Civil Code and the provisions of any other applicable laws restricting the release of claims which the Releasors do not know or suspect to exist at the time of release, which, if known, would have materially affected the decision to agree to such release. Each Releasor hereby agrees, represents and warrants to the Releasees that each such Releasor realizes and acknowledges that factual matters now unknown to the Releasors may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and each Releasor further agrees, represents and warrants that the release provided hereunder has been negotiated and agreed upon in light of that realization and that each Releasor nevertheless hereby intends to release, discharge and acquit the Releasees from any such unknown claims. Each Releasor represents, warrants and agrees that in executing and entering into this release, such Releasor is not relying and has not relied upon any representations, promises or statements made by any Person that are not recited, contained or embodied herein.

ARTICLE 5

MISCELLANEOUS

5.1       Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any Buyer, acceptance of the Shares and payment therefor.

5.2       Expenses. Each party will be responsible for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby, including but not limited to all attorney’s fees.

5.3       Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

(a)       if to any of the Buyers, at the address set forth below such Buyer’s name on Schedule I,

(b)       if to any of the Sellers, at the address set forth below such Seller’s name on Schedule II, and

(c)       if to the Company:

Critical Path, Inc.

42-47 Lower Mount Street

Dublin 2, Ireland

Telecopy: (415) 541-2300

Attention: Chief Executive Officer

with a copy to:

Paul, Hastings, Janofksy & Walker, LLP

55 Second Street, 24th Floor

San Francisco, California 94105

Telecopy: (415) 856-7310

Attention: Gregg F. Vignos, Esq.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

5.4       Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. No party may assign any of its rights under this Agreement without the prior written consent of the other parties. Except for the Releasees, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

5.5       Amendment and Waiver. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party hereto from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by the parties hereto and (ii) only in the specific instance and for the specific purpose for which made or given.

5.6       Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5.7       GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY MATTER RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, AMONG OTHER THINGS, BY THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

5.8       Entire Agreement. This Agreement is intended by the parties to be a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein or therein.

5.9       Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

5.10     Public Announcements. Neither the Sellers nor the Buyers will make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, except to the extent required by any requirement of law, including, without limitation, any securities or stock market regulation, or to the extent required by the Buyers in connection with their customary internal reporting. Notwithstanding the foregoing, none of the Sellers shall use or refer to the name of any Buyer in any public statement or disclosure without the prior written consent of such Buyer.

5.11     Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

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                                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

THE COMPANY:
CRITICAL PATH, INC.
By:	/s/ James A. Clark
Name: James A. Clark Title: EVP / CFO

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

BUYERS:
GENERAL ATLANTIC PARTNERS 74, L.P.
By:	General Atlantic LLC, Its general partner
By:	/s/ Matthew Nimetz
Name: Matthew Nimetz Title: Managing Director

GAPSTAR, LLC
By:	General Atlantic LLC, Its sole member
By:	/s/ Matthew Nimetz
Name: Matthew Nimetz Title: Managing Director

GAP COINVESTMENT PARTNERS II, L.P.
By:	/s/ Matthew Nimetz
Name: Matthew Nimetz Title: A General Partner

GAPCO GMBH & CO. KG.
By:	GAPCO Management GmbH, Its general partner
By:	/s/ Matthew Nimetz
Name: Matthew Nimetz Title: Managing Director

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

BUYERS:
CAMPINA ENTERPRISES LIMITED
By:	/s/ Jp Tak Chuen, Edmond
Name: Jp Tak Chuen, Edmond Title: Director

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

BUYERS:
DAVID M. SELDIN
By:	/s/ David M. Seldin
Name: David M. Seldin

MBCP PEERLOGIC LLC
By:	/s/ David M. Seldin
Name: David M. Seldin Title: Duly Authorized Signatory

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

SELLERS:
MICHAEL G. JESSELSON
By:	/s/ Michael G. Jesselson
Name: Michael G. Jesselson Title:

MICHAEL G. JESSELSON 4/8/71 TRUSTt
By:	/s/ Claire L. Strauss
Name: Claire L. Strauss Title: Trustee

MICHAEL G. JESSELSON 12/18/80 TRUST
By:	/s/ Claire L. Strauss
Name: Claire L. Strauss Title: Trustee

ESTATE OF ERICA JESSELSON
By:	/s/ Michael G. Jesselson
Name: Michael G. Jesselson Title: Executor

JAYS TWELVE LLC
By:	/s/ Michael G. Jesselson
Name: Michael G. Jesselson Title: Manager

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

SCHEDULE I

Buyers

Buyer/Address
General Atlantic Partners 74, L.P. c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Telecopier: (203) 302-3044 Attention: David A. Rosenstein
GapStar, LLC c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Telecopier: (203) 302-3044 Attention: David A. Rosenstein
GAP Coinvestment Partners II, L.P. c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Telecopier: (203) 302-3044 Attention: David A. Rosenstein
GAPCO GmbH & Co. KG Koenigsallee 62 40212 Duesseldorf Germany Telecopier: 49 211 602 888-57 Attention: David A. Rosenstein
Campina Enterprises Limited c/o 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong Telecopier: (852) 2128-8001 Attention: Company Secretary

                                                                   I-1

SCHEDULE II

SELLERS

Seller/Address	Shares
David M. Seldin 1571 Oceanview Drive Tierra Verde, FL 33715	37,065
MBCP Peerlogic LLC 6 East 43rd Street, 20th Floor New York, NY 10017 Telecopier: (212) 830 4138	1,351,652
Michael G. Jesselson 450 Park Avenue, Suite 2603 New York, NY 10022 Telecopier: 212-751-3377	4,810
Michael G. Jesselson 4/8/71 Trust 450 Park Avenue, Suite 2603 New York, NY 10022 Telecopier: 212-751-3377	592,435
Michael G. Jesselson 12/18/80 Trust 450 Park Avenue, Suite 2603 New York, NY 10022 Telecopier: 212-751-3377	46,568
Estate of Erica Jesselson 450 Park Avenue, Suite 2603 New York, NY 10022 Telecopier: 212-751-3377	15,886
Jays Twelve LLC 450 Park Avenue, Suite 2603 New York, NY 10022 Telecopier: 212-751-3377	5,702
Total Shares:	2,054,118

                                                              II-1

SCHEDULE III

ALLOCATION OF SHARES

Buyers	Sellers
	David M. Seldin		MBCP Peerlogic LLC		Michael G. Jesselson		Michael G. Jesselson 4/8/71 Trust		Michael G. Jesselson 12/18/80 Trust		Estate of Erica Jesselson		Jays Twelve LLC		TOTAL
	Shares	Purchase Price	Shares	Purchase Price	Shares	Purchase Price	Shares	Purchase Price	Shares	Purchase Price	Shares	Purchase Price	Shares	Purchase Price	Shares	Purchase Price
General Atlantic Partners 74, L.P.	15,175	$1,547.86	553,334	$56,440.07	1,969	$200.84	242,528	$24,737.85	19,064	$1,944.53	6,503	$663.30	2,334	$238.07	840,907	$85,772.52
GapStar, LLC	1,277	$130.25	46,601	$4,753.30	166	$16.93	20,426	$2,083.45	1,606	$163.81	548	$55.90	197	$20.10	70,821	$7,223.74
GAP Coinvestment Partners II, L.P.	2,050	$209.10	74,751	$7,624.60	266	$27.13	32,764	$3,341.93	2,575	$262.65	879	$89.66	315	$32.13	113,600	$11,587.20
GAPCO GmbH & Co. KG	31	$3.16	1,140	$116.28	4	$0.41	499	$50.90	39	$3.98	13	$1.33	5	$0.50	1,731	$176.56
Campina Enterprises Limited	18,532	$1,890.26	675,826	$68,934.25	2,405	$245.31	296,218	$30,214.24	23,284	$2,374.97	7,943	$810.19	2,851	$290.80	1,027,059	$104,760.02
TOTAL	37,065	$3,780.63	1,351,652	$137,868.50	4,810	$490.62	592,435	$60,428.37	46,568	$4,749.94	15,886	$1,620.38	5,702	$581.60	2,054,118	$209,520.04

III-1